Exhibit 99.1

ARUBA NETWORKS COMPLETES ACQUISITION OF AIRWAVE WIRELESS
Aruba Stands Out As the Only Wireless LAN Vendor Championing True Multi-Vendor Networks
Sunnyvale, CA, March 24, 2008 - Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in wireless LANs and secure unified mobility solutions, today announced that it has completed the acquisition of AirWave Wireless, Inc. first announced in January. AirWave is a leading provider of specialized tools to centrally manage large, multi-vendor wireless LAN, mesh, and WiMAX networks. AirWave’s management software is used by many Fortune 500 companies as well as hundreds of IT organizations spanning the education, finance, government, healthcare, hospitality, technology, manufacturing, and retail markets. Operating as a division of Aruba, AirWave will aggressively expand the range of products supported by the AirWave Wireless Management Suite, and in so doing further enhance its position as a leading multi-vendor management solution.
“We believe the AirWave platform stands out as the most richly featured wireless management application on the market, whether for use managing a single vendor network or a multi-vendor system transitioning from legacy equipment to 802.11n,” said Dominic Orr, Aruba’s president and CEO. “Comprehensive network management is essential for maintaining high network up-time and driving down the total cost of ownership. Compared to the AirWave Management Platform, other wireless network management products on the market are proprietary and minimally featured. We will be unrelenting in our expansion of the capabilities of this platform, and are committed to growing the roster of supported multi-vendor products based on market share and customer demand.”
Legacy and new networking equipment often need to run side-by-side, in some cases for years, because of multi-year capital equipment purchasing cycles and the phased introduction of new networking technology like 802.11n. The AirWave platform simplifies technology transitions by extending the useful life of legacy wireless LAN investments and providing a single console interface for both old and new devices. AirWave’s platform manages networks and products from more than sixteen suppliers including Cisco, Aruba, HP ProCurve, Motorola/Symbol, Proxim, and Tropos. Additional coverage will continue be added under Aruba’s ownership.
“Aruba is leap-frogging the industry with a vendor-neutral wireless management platform with unique features tailored to single-vendor networks and the sophistication to handle the largest, most complex multi-vendor networks,” said Greg Murphy, general manager of the new AirWave division. “As wireless networks permeate the enterprise, only vendor-neutral management platforms future-proof purchasing decisions, extending the useful life of existing investments while providing a path forward to future technologies and vendors. End users want and need such a capability, and we believe it will be mandated for all wireless network purchases moving forward.”
“A wireless network management system provides insights into the operation, health, and stability of a system, and as such is an indispensible tool for the day-to-day operation of business-critical infrastructure,” said Daniel Corsetti, IDC’s senior analyst for enterprise networks. “Regardless of the size, scope, and composition of a network, a single, consolidated management console offers operational advantages over multiple console views. We believe that vendor-neutral network management is the wave of the future and will play an important role in simplifying complex management tasks.”
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About Aruba Networks
People move. Networks must follow. Aruba securely delivers networks to users, wherever they work or roam. Our unified mobility solutions include Wi-Fi networks, identity-based security, remote access and cellular services, and centralized multi-vendor network management to enable the Follow-Me Enterprise that moves in lock-step with users:
•	Follow-Me Connectivity: Adaptive 802.11a/b/g/n Wi-Fi networks optimize themselves to ensure that users are always within reach of mission-critical information;

•	Follow-Me Security: Identity-based security assigns access policies to users, enforcing those policies whenever and wherever a network is accessed;

•	Follow-Me Applications: Remote access solutions and cellular network integration ensure uninterrupted access to applications as users move;

•	Follow-Me Management: Multi-vendor network management provides a single point of control while managing both legacy and new wireless networks from both Aruba and its competitors.
The cost, convenience, and security benefits of our unified mobility solutions are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com.
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Forward-Looking Statements
This press release contains forward-looking statements about the expectations, beliefs, financial plans, intentions and strategies of Aruba relating to its acquisition of AirWave. Such forward-looking statements include statements regarding future product offerings and potential benefits of current and future product offerings. These statements reflect Aruba’s current beliefs and are based on current information available to us. The ability of Aruba to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations; the ability of Aruba to retain and motivate key employees of AirWave; the ability to coordinate strategy and resources between Aruba and AirWave; loss of any AirWave customers; the ability to manage the integration of products and operations between Aruba and AirWave; timely development and acceptance of products and services and their feature sets; and other risks that are described from time to time in Aruba’s reports filed with the Securities and Exchange Commission.
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Media Contacts
Michael Tennefoss	Jay Nichols
Aruba Networks, Inc.	Sterling Communications, Inc.
+1-408-754-8034	+1-415-392-2300
mtennefoss@arubanetworks.comH	jnichols@sterlingpr.comH
Investor Relations Contact
Chris Danne
The Blueshirt Group
+415-217-7722
chris@blueshirtgroup.com
© 2008 Aruba Networks, Inc. AirWave®, Aruba Networks®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture, People Move. Networks Must Follow., RFProtect, The All Wireless Workplace Is Now Open For Business, and The Mobile Edge Company® are trademarks of Aruba Networks, Inc. All rights reserved. All other trademarks are the property of their respective owners.